Exhibit 21.1

SUBSIDIARIES OF AP GAMING HOLDCO, INC.

Name	Jurisdiction of Incorporation

AP Gaming, Inc.	Delaware

AP Gaming Holdings, LLC	Delaware

AP Gaming I, LLC	Delaware

AP Gaming II, Inc.	Delaware

APGam Canada ULC	British Columbia

AP Gaming Acquisition, LLC	Delaware

AGS Capital, LLC	Delaware

AGS LLC	Delaware

AGS Partners, LLC	Delaware

AGS Illinois, LLLP	Illinois

AGS CJ Corporation	Delaware

AGS CJ Holdings Corporation	Delaware

Cadillac Jack, Inc.	Georgia

Equipos y Soluciones Tecnologicas Cadillac Jack de Mexico, S. De R.L. De C.V.	Mexico

Operadora de Juegos Cadillac Jack de Mexico, S. De R.L. De C.V.	Mexico

Servicios Administrativos Cadillac Jack de Mexico, S. De R.L. De C.V.	Mexico

Comercializadora de Juegos Cadillac Jack de Mexico S. De R.L. De C.V.	Mexico

PLAYAGS UK Limited	England and Wales

Gamingo Limited	England and Wales

GAMINGO (ISRAEL), LTD.	Israel

AGS Interactive US, INC.	California

PLAYAGS BRASIL LTDA	Brazil

PLAYAGS AUSTRALIA PTY	Australia